Exhibit 99.1

Save Foods, Inc. Has Acquired Direct Ownership of 30,004,349 Common Shares of Plantify Foods, Inc.

Neve Yarak, Israel, April 10, 2023 (GLOBE NEWSWIRE) — Save Foods, Inc. (NASDAQ: SVFD) (FSE:80W) (“Save Foods” or the “Company”), an agri-food tech company specializing in eco-crop protection that helps to reduce food waste and ensure food safety while reducing the use of pesticides, today announces that it has acquired (the “Acquisition”) direct ownership of common shares (“Common Shares”) in the capital of Plantify Foods, Inc. (“Plantify”) in the amount of 30,004,349 Common Shares, a company with its head office located at 2264 East 11th Avenue, Vancouver, British Columbia, V5N 1Z6, and whose Common Shares trade on the TSX Venture Exchange under the symbol “PTFY”, at a purchase price of CAD$0.05 per Common Share, which were acquired in exchange for 1,164,374 shares of common stock of Save Foods. The Acquisition was completed pursuant to a securities exchange agreement between Save Foods and Plantify, dated March 31, 2023.

Immediately prior to the completion of the Acquisition, Save Foods did not own or exercise control or direction over any securities of Plantify. As a result of the Acquisition, Save Foods exercises control or direction over 19.99% of the total number of issued and outstanding Common Shares of Plantify.

Contemporaneously with the closing of the Acquisition, Save Foods, the lender, provided to Plantify, the borrower, a convertible loan (the “Loan”) in the principal amount of CAD$1,500,000 at an interest rate of 8% per year (the “Debenture”). The Debenture has a term of up to 18 months (“Maturity Date”). The principal and interest payable under the Debenture (collectively, the “Loan Amount”) may be converted into Common Shares on the Maturity Date, and in certain other circumstances. The principal may be converted into common shares at a rate of CAD$0.05 per common share in the first year and CAD$0.10 in the second year (subject to customary adjustment provisions). The number of Common Shares issuable upon conversion of the Debenture will depend upon the principal amount advanced to Plantify, the interest accrued prior to conversion of the Loan Amount and the price at which the interest will be converted (the “Interest Conversion Price”). However, assuming that the maximum amount under the Debenture is advanced to Plantify for the full term of 18 months and an Interest Conversion Price of CAD$0.05, the Loan Amount would be convertible into approximately 18,600,000 Common Shares on the Maturity Date. If the Loan Amount is converted into 18,600,000 Common Shares, Save Foods would control up to approximately 26.88% of the outstanding Common Shares assuming that no other Common Shares are issued by Plantify between the date hereof and the Maturity Date other than pursuant to the contemporaneous Acquisition.

The Acquisition and Loan are being made for investment purposes. In accordance with applicable securities laws, Save Foods may, from time to time and at any time, acquire additional shares and/or other equity, debt or other securities or instruments (collectively, “Securities”) of Plantify in the open market or otherwise, and reserves the right to dispose of any or all of his Securities in the open market or otherwise at any time and from time to time, and to engage in similar transactions with respect to the Securities, the whole depending on market conditions, the business and prospects of Plantify and other relevant factors.

Save Foods will file an early warning report pursuant to National Instrument 62-104 - Take-Over Bids and Issuer Bids on SEDAR (www.sedar.com) under Palntify’s SEDAR profile.

About Save Foods:

Save Foods is an innovative, dynamic company addressing two of the most significant challenges in the agri-food tech industry: food waste and loss and food safety. We are dedicated to delivering integrated solutions for improved safety, freshness and quality, every step of the way from field to fork. Collaborating closely with our customers, we develop new solutions that benefit the entire supply chain and improve the safety and quality of life of both the workers and the consumers alike. Our initial applications are in post-harvest treatments in fruit and vegetable packing houses processing produce including citrus, avocado, pears, apples and mangos.

By controlling and preventing pathogen contamination and significantly reducing the use of hazardous chemicals and their residues, Save Foods treatment not only prolong fresh produce shelf life and reduce food loss and waste, but they also ensure a safe, natural, and healthy product.

For more information, visit our website: SAVE FOODS – SAVE FOODS

About Plantify Foods, Inc.

Plantify Foods, Inc. is an Israeli food tech company focused on the development and production of “clean-label” plant-based products. Plantify’s unique technology allows for the production of plant-based meat alternatives, dips, and snacks, with natural ingredients familiar to consumers that are free of preservatives, free of common food allergens, are GMO-free and enjoy the same or longer shelf life than most preservative-containing products of the same category. Plantify is also engaged in developing functional foods with health benefits supported by independent testing that it anticipates will enable it to make health claims under US Food and Drug Administration and Canadian Food Inspection Agency regulations. Plantify currently sells its products in Israel and North America.

For more information, visit Plantify’s website: www.plantifyfoods.com

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties. For example, the Company is using forward-looking statements when it discusses the potential synergies between Save Foods and Plantify, operational and business opportunities available to Save Foods following the contemplated completion of the share exchange with Plantify, the potential uses of the loan amount provided by Save Foods to Plantify, and the potential benefits Plantify can present to Save Foods, including through its relationships with retailers and expansion of Save Foods’ market reach and growth of its distribution channels. Additional examples of forward-looking statements relate to the possibility of securing additional business opportunities and pursuing new pilot programs and commercial sales opportunities with members of the LATAM delegation. Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions and the satisfaction of all conditions to, and the closing of, the offering, as well as those discussed under the heading “Risk Factors” in Save Foods’ annual report on Form 10-K filed with the SEC on March 27, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Media Contact:

IR@savefoods.co